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                                                                  EXHIBIT 2.5.16




                      ASSIGNMENT AND ASSUMPTION AGREEMENT


       THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement") is made as of January 2, 1997 among Clear Channel Radio, Inc., a Nevada corporation ("Assignor"), Heftel Broadcasting Corporation, a Delaware corporation ("Assignee") and Tichenor Media System, Inc., a Texas corporation ("Tichenor").

                                    Recitals

       Assignor and Golden West Broadcasters, a California corporation ("GWB"), are parties to an Option Agreement (the "Option Agreement") and a Time Brokerage Agreement (the "TBA"), both dated December 23, 1996, with respect to radio station KSCA(FM), Glendale, California (the "Station"). The Option Agreement provides for execution of the Purchase Agreement attached thereto (the "Purchase Agreement") upon exercise of the Option under the Option Agreement. The Option Agreement, Purchase Agreement and TBA are referred to herein collectively as the "Transaction Documents." Tichenor and Clear Channel Communications, Inc., a Texas corporation ("Clear Channel") are parties to an Agreement and Plan of Merger dated July 9, 1996 with respect to Assignee. Assignee and Tichenor desire Assignor to assign and delegate to Assignee the Transaction Documents. This Agreement contains certain representations, warranties, indemnities, releases, covenants and agreements of Assignee and consents and approvals of Tichenor without which Assignor would not assign or delegate the Transaction Documents to Assignee.

                                   Agreement

       NOW, THEREFORE, taking the foregoing recitals into account, and in consideration of the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and confirmed, the parties agree as follows:

       1. Assignment and Assumption. Assignor hereby assigns and delegates to Assignee the Transaction Documents and all Assignor's rights and obligations thereunder. Assignee hereby accepts the foregoing assignment and delegation and assumes all obligations of Assignor under the Transaction Documents. On the date hereof, Assignee shall pay to Assignor an amount equal to (i) $10 million (being the amount of all payments made by Assignor under the Option Agreement) plus (ii) $_____________ being the amount of all payments made by Assignor under the TBA.

       2. Representations and Warranties. Assignee represents and warrants to Assignor that all representations and warranties of Assignor under the Transaction Documents are true and correct with respect to Assignee as though made by Assignee (except that Assignee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware rather than Nevada). Assignee acknowledges and agrees that the





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assignment and delegation hereunder is made without representation or warranty by, and without recourse to, Assignor.

       3. Covenants. Notwithstanding anything to the contrary set forth in the Transaction Documents (including Section 15 of the Option Agreement,
Section 18(b) of the TBA and Section 15.2 of the Purchase Agreement), as between Assignor and Assignee, Assignor shall have no obligations under the Transaction Documents and Assignee shall be responsible for the payment and performance of all obligations thereunder. Assignee shall timely pay and perform all obligations of Assignor under the Transaction Documents and shall otherwise fully comply with the terms thereof. Assignor may, but shall not be obligated to, from time to time pay or perform any obligation under any of the Transaction Documents at Assignee's cost and expense. Assignee shall pay to Assignor on demand all costs and expenses incurred by Assignor in paying or performing any such obligations. Assignee covenants and agrees that, without the prior written consent of Assignor (which consent Assignor may withhold in its sole and absolute discretion), Assignee shall not (i) exercise the Option under the Option Agreement or (ii) assign or delegate any of the Transaction Documents or any rights or obligations thereunder or (iii) modify, amend or terminate any of the Transaction Documents. Assignee shall (i) deliver to Assignor copies of all notices, demands and other communications given or received under the Transaction Documents at the same time such notices, demands and communications are given or received by Assignee and (ii) otherwise keep Assignor informed regarding all matters relating to the Transaction Documents.

       4. Indemnification and Release. Assignee shall indemnify, defend and hold harmless Assignor and Clear Channel and their respective directors, officers, employees, agents, successors and assigns (each an "Indemnified Person") from and against any and all claims, demands, actions, suits, proceedings, losses, damages, liabilities, obligations, costs and expenses (including without limitation reasonable attorneys' fees) of whatsoever kind or nature (collectively "Claims") which may be imposed on, incurred by or asserted against any Indemnified Person that directly or indirectly arise or result from or are attributable to any of the Transaction Documents or the execution, delivery or performance (or non-performance) thereof, including without limitation any failure by Assignee to comply with the terms thereof, but excluding Claims that arise or result solely from the gross negligence or willful misconduct of Assignor. Assignee hereby releases each Indemnified Person from any and all Claims which Assignee may now or hereafter have, whether known or unknown, that directly or indirectly arise or result from or are attributable to any of the Transaction Documents or the execution, delivery or performance (or non-performance) thereof.

       5. Remedies. In addition to any other rights and remedies of Assignor, in the event of a failure by Assignee to comply with the terms of this Agreement or any of the Transaction Documents or if any representation or warranty of Assignee hereunder or thereunder is or becomes untrue, at Assignor's option, the Transaction Documents and all rights thereunder shall be assigned by Assignee to Assignor or Assignor's designee. Assignee hereby assigns the Transaction Documents and all rights thereunder to Assignor or Assignor's designee effective upon any exercise by Assignor of such option, it being the intent of the





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parties that any such assignment shall occur upon written notice thereof given by Assignor to Assignee, without need for any further act by Assignor or Assignee. Assignee shall execute and deliver all documents and agreements and take all other actions necessary to fully effectuate any such assignment upon Assignor's exercise of such option, and Assignee hereby irrevocably appoints Assignor as Assignee's attorney-in-fact to execute and deliver all such documents and agreements and take all such actions on behalf of Assignee.

       6. Consent and Approval. Tichenor hereby irrevocably consents to, authorizes and approves, the execution, delivery and performance of this Agreement by Assignee, including without limitation the assumption and performance by Assignee of the Transaction Documents and the consummation by Assignee of the transactions contemplated by this Agreement and the Transaction Documents. Nothing in this Agreement shall be deemed an assumption by TMS of any obligations or liabilities under any of the Transaction Documents.

       7.     Miscellaneous.

              (a) Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but which together shall constitute one agreement.

              (b) Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Texas, without giving effect to principles of conflicts of laws.

              (c) Severability. Whenever possible, each provision of this Agreement shall be interpreted in a manner as to be valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or any other provision of this Agreement.

              (d) Attorneys' Fees. In the event of any action or proceeding at law or in equity to enforce any provision of this Agreement (including an action for declaratory relief) or based on or arising out of any alleged breach of any provision of this Agreement, or otherwise in connection with this Agreement or any provision hereof, the prevailing party shall be entitled to recover from the losing party or parties reasonable attorneys' fees and other costs of such action or proceeding.

              (e) Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver. No waiver of any provision of this Agreement shall be binding unless executed in writing by the party making the waiver.

              (f) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and any permitted assigns.





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Neither Assignee nor Tichenor may assign or delegate this Agreement or any rights or obligations hereunder, except as expressly set forth herein.

              (g) Third Party Beneficiaries. Except that Clear Channel and each other Indemnified Person is an intended beneficiary of this Agreement, nothing herein is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto and their successors and any permitted assigns, any rights or remedies under or by reason of this Agreement.

              (h) Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto relating to the matters provided for herein and supersedes any and all prior agreements, arrangements, negotiations, discussions and understandings relating to the matters provided for herein.



                            [SIGNATURE PAGE FOLLOWS]





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                           SIGNATURE PAGE TO KSCA(FM)
                      ASSIGNMENT AND ASSUMPTION AGREEMENT


       IN WITNESS WHEREOF, Assignor, Assignee and Tichenor have executed this Agreement as of the date first set forth above.



ASSIGNOR:                                  CLEAR CHANNEL RADIO, INC.



                                           By: /s/ KENNETH E. WYKER
                                              -------------------------------
                                              Name:  Kenneth E. Wyker
                                              Title: Vice President


ASSIGNEE:                                  HEFTEL BROADCASTING CORPORATION


                                           By: /s/ KENNETH E. WYKER
                                              -------------------------------
                                              Name:  Kenneth E. Wyker
                                              Title: Vice President


TICHENOR:                                  TICHENOR MEDIA SYSTEM, INC.



                                           By: /s/ McHENRY T. TICHENOR, JR.
                                              -------------------------------
                                              Name:  McHenry T. Tichenor, Jr.
                                              Title: President





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